EXHIBIT 2.6
                                                                     -----------


                         HAMILTION DIGITAL DESIGNS LTD.
                                 as Corporation,


                                FARRELL M. BOYCE

                                       and

                                JAMES B. MITCHELL

                                       and

                                 BRIAN G. NUGENT

                                   as Vendors,


                                 DTEK sIGNS ULC
                                  as Purchaser

                                       and

                           Display Technologies, Inc.
                                    as Parent







--------------------------------------------------------------------------------


                            SHARE PURCHASE AGREEMENT
                                  JUNE 30, 2000

                            SHARE PURCHASE AGREEMENT

         Share Purchase Agreement dated June 30, 2000, between HAMILTON DIGITAL DESIGNS LTD., a corporation incorporated under the laws of Ontario ("CORPORATION"), FARELL M. BOYCE, JAMES B. MITCHELL, BRIAN G. NUGENT, DTEK SIGNS ULC, an unlimited liability company incorporated under the laws of Nova Scotia ("PURCHASER"), and DISPLAY TECHNOLOGIES, INC., a corporation incorporated under the laws of Nevada ("PARENT").

                                   ARTICLE 1
                                 INTERPRETATION

1.1      DEFINED TERMS.

         Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

         (a) "AFFILIATE" has the meaning ascribed thereto in the ONTARIO BUSINESS CORPORATIONS ACT.

         (b) "AGREEMENT" means this Share Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; "ARTICLE", "SECTION" or other subdivision of this Agreement means and refers to the specified Article, Section or other subdivision of this Agreement.

         (c) "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

         (d) "ANCILLARY AGREEMENTS" means each and every other agreement contemplated by this Agreement to be executed and delivered by any of the Parties or any combination of the Parties.

         (e) "BACKLOG" means firm orders (as evidenced by accepted purchase orders or similar documents) for products of Corporation in hand that have not been shipped or produced.

         (f) "BOOKS AND RECORDS" means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of Corporation whether in writing or electronic form.

         (g) "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Toronto, Ontario are not open for business during normal business hours.

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                                      -2-

         (h) "CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement.

         (i)   "CLOSING DATE" means June 30, 2000, 12:01 a.m. Eastern Time.

         (j) "CONSENT" means the consent of a contracting party to a direct or indirect change in control of Corporation if required by the terms of any Contract.

         (k) "CONTRACTS" means all agreements to which Corporation is a party including all contracts, leases of personal property and commitments of any nature, written or oral.

         (l) "CORPORATE RECORDS" means the corporate records of Corporation, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors.

         (m) "CORPORATION" has the meaning in the initial description of the Parties hereto.

         (n) "EMPLOYEE PLANS" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of Corporation maintained, sponsored or funded by Corporation, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

         (o) "ENVIRONMENTAL LAWS" means all applicable Laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

         (p) "FINANCIAL STATEMENTS" shall mean the audited financial statements for Corporation, as at April 30, 1998 and April 30, 1999, respectively, consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the period then ended and notes to the financial statements together with the report of the auditors thereon, a copy of which financial statements is annexed hereto as Schedule 3.2(w).

         (q) "GAAP" means, at any time, accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

         (r) "GOVERNMENTAL ENTITY" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

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                                      -3-

         (s)   "IOC" means Innovation Ontario Corporation.

         (t) "INTELLECTUAL PROPERTY" means (i) any trade marks, trade names, business names, brand names, service marks, logos, computer software, computer programmes, copyrights, including any performing, author or moral rights, designs, inventions, patents, franchises, formulae, processes, know-how, technology and related goodwill, (ii) any applications, registrations, issued patents, continuations in part, divisional applications or analogous rights or licence rights therefor, and (iii) other intellectual or industrial property in each case, owned or used by the Corporation.

         (u) "INTERIM FINANCIAL STATEMENTS" means the unaudited balance sheet of Corporation as at April 30, 2000 and the accompanying unaudited statement of income of Corporation for the 12-month period then ended and all notes in respect thereof, a copy of which Interim Financial Statement is annexed hereto as Schedule 3.2(w).

         (v) "INTERIM PERIOD" means the period between the close of business on the date of this Agreement and the Closing.

         (w) "LAWS" shall mean (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international; (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any governmental authority or body; and (iii) all policies, practices and guidelines of any governmental authority or body which, although not actually having the force of law, are considered by such governmental authority or body as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

         (x) "LEASED PROPERTIES" means the lands and premises listed and described in Schedule 3.2(o).

         (y)   "LEASES" means the leases of the Leased Properties described in
               Schedule 3.2(o).

         (z) "LIEN" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

         (aa) "NET BOOK VALUE" means the excess of Corporation's total assets over total liabilities, as determined in accordance with GAAP.

         (bb) "ORDINARY COURSE" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

         (cc) "PARENT" has the meaning in the initial description of the parties hereto.
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                                      -4-

         (dd) "PARTIES" means Corporation, Vendors, Trustee, Purchaser and Parent, and any other Person who may become a party to this Agreement.

         (ee) "PERMITTED LIENS" means (i) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent, (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property, and (iii) Liens listed and described in Schedule 1.1(cc) but only to the extent such Liens conform to their description in Schedule 1.1(cc).

         (ff) "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

         (gg) "PURCHASER" has the meaning in the initial description of the Parties hereto.

         (hh) "REQUIRED CONSENTS" means those Consents and Authorizations listed and described in Schedule 3.2(b).

         (ii) "SHAREHOLDERS AGREEMENTS" means each of the shareholders agreement made as of October 14, 1994 among IOC, each of the Vendors and the Corporation, and the shareholders agreement made as of September 8, 1994 among the Vendors and Corporation.

         (jj) "TRUSTEE" means Laurentian Bank of Canada, as Trustee of the Brian G. Nugent Registered Retirement Savings Plan Trust.

         (kk) "VENDORS" means Farrell M. Boyce, James B. Mitchell and Brian M. Nugent, and "VENDOR" shall mean any one of them.

1.2      OTHER DEFINED TERMS

         In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding
Sections:

              TERM                                              SECTION
              ----                                              -------
              Collective Covenants..........................      8.4(1)
              Collective Representations....................      8.4(1)
              Damages ......................................      8.1
              Indemnified Party.............................      8.5
              Indemnifying Party............................      8.5
              Individual Representations and Covenants......      8.4(1)
              ITA ..........................................      3.1(d)
              Material Contracts ...........................      3.2(p)
              Public Statement .............................      10.4
              Purchase Price ...............................      2.2
              Purchased Shares..............................      2.1
              R&D Credit or Refunds.........................      3.2(ff)(xi)
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                                      -5-

              TERM                                              SECTION
              ----                                              -------
              Tax ..........................................      3.2(ff)(i)
              Tax Returns ..................................      3.2(ff)(ii)
              Third Party Claim ............................      8.7(1)
              Trustee Shares ...............................      2.1
              Vendor's Closing Certificate .................      8.3(1)(a)

1.3      GENDER AND NUMBER.

         Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

1.4      HEADINGS, ETC.

         The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.5      CURRENCY.

         All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.6      KNOWLEDGE.

         Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Vendors, it shall be deemed to refer to the actual or constructive separate knowledge of each of the Vendors, and to the extent that such persons do not possess sufficient knowledge of the facts or matters relating to any such representation or warranty, such persons have obtained and/or confirmed to truth of the same through inquires of other officers or employees of Corporation who, having regard to their positions, job descriptions and responsibilities, should reasonably be expected to have and disclose knowledge and information relevant to the representation and warranty in question.

1.7      ACCOUNTING TERMS.

         All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.8      INCORPORATION OF SCHEDULES.

         The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.
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                                   ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

2.1      PURCHASE AND SALE.

         Subject to the terms and conditions of this Agreement, each Vendor agrees to sell, assign and transfer to Purchaser and Purchaser agrees to purchase from each Vendor on the Closing Date, all (but not less than all) of their respective common shares in the capital of Corporation, which shares, together with the 50 common shares of Corporation owned of record by Trustee (the "TRUSTEE SHARES"), constitute all (but not less than all) of the issued and outstanding common shares in the capital of Corporation (collectively, the "PURCHASED SHARES"). Purchaser is separately purchasing the Trustee Shares from Trustee for a total purchase price of $81,286.80, which amount constitutes part of the Purchase Price as defined in Section 2.2 below and which is the estimated full Purchase Price for such shares.

2.2      PURCHASE PRICE.

         The purchase price ("PURCHASE PRICE") shall be an amount in cash equal to the greater of: (a) 700% of Corporation's net income (determined pursuant to GAAP) for the fiscal year ending June 30, 2000 plus 5% of Corporation's Backlog at June 30, 2000 minus $120,000 (Purchaser's payment for the special preferred shares of Corporation) or (b) 200% of the Net Book Value of Corporation at June 30, 2000 in excess of $120,000 (i.e., (Net Book Value - $120,000) x 200%).
Except as provided above, the special preferred shares of Corporation acquired by Purchaser from Ontario Development Corporation, as the successor to IOC, shall not be taken into account in the determination of the Purchase Price. The Purchase Price shall be allocated among the Vendors ratably with their ownership interests in Corporation. The initial determination of the actual amount of the Purchase Price shall be made by Corporation's auditor. If Purchaser disagrees with such initial determination, Purchaser shall notify Corporation of such disagreement in writing within 20 days following Purchaser's receipt of such determination. Within 10 days after such notice from Purchaser, Purchaser's auditor and Corporation's auditor shall select Arthur Andersen & Co. or a comparable auditing firm to make the final determination of the Purchase Price, whose decision shall be binding on all of the Parties. All costs associated with the determination of the Purchase Price shall be paid solely by Corporation and not by any of Vendors or Trustee personally.

2.3      PAYMENT OF THE PURCHASE PRICE.

         Parent shall cause Purchaser to pay a total of $887,536.80 of the Purchase Price to the Vendors and Trustee at Closing. To the extent the total Purchase Price exceeds $887,536.80, Parent shall cause such excess to be paid by Purchaser to the Vendors and Trustee not later than September 30, 2000, which date shall be delayed a reasonable period of time (not to exceed 45 days) if necessary for the final determination of the Purchase Price. If the Purchase Price as finally determined is less than $850,000, the difference shall promptly be repaid by Vendors and Trustee to Purchaser.
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                                      -7-

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF VENDORS

3.1      INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF VENDORS.

         Each Vendor individually represents and warrants as to himself as follows to Purchaser and Parent and acknowledges and confirms that Purchaser and Parent are relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares:

         (a) VALIDITY OF AGREEMENTS. The execution, delivery and performance by him of this Agreement and any Ancillary Agreement to which he is a party:

               (i) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of any contracts or instruments to which he is a party;

               (ii) will not result in a breach of, or cause the termination or revocation of, any Authorization held by him necessary to the ownership or the operation of the business of Corporation; and

               (iii) will not result in the violation of any Law, except where such violation would not have a material adverse effect on the transactions contemplated by this Agreement or any Ancillary Agreement or the business, operations and assets of Corporation.

         (b) EXECUTION AND BINDING OBLIGATION. This Agreement and each Ancillary Agreement to which he is a party have been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, him in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, insolvency, and other similar Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

         (c) TITLE TO PURCHASED SHARES. He is the registered and beneficial owner of the number of common shares of Corporation set out beside his name in Schedule 3.1(c), with good title thereto, free and clear of all Liens. Such common shares, together with the Trustee Shares, collectively constitute the Purchased Shares. Upon Closing, Purchaser will have good and valid title to such Purchased Shares, free and clear of all Liens.

         (d) RESIDENCE OF VENDORS. He is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada) (the "ITA").

3.2      CORPORATE REPRESENTATIONS AND WARRANTIES OF VENDORS.

         The Vendors, jointly and severally (except as provided in Section 8.4(1)), represent and warrant as follows to Purchaser and Parent and acknowledge and confirm that Purchaser and Parent are relying
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                                      -8-

upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares:

         (a) INCORPORATION AND QUALIFICATION. Corporation is a corporation incorporated, organized, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement. Corporation is duly qualified, licensed or registered to carry on business in the jurisdictions listed in Schedule 3.2(a). The jurisdictions listed in Schedule 3.2(a) include all jurisdictions in which the nature of the assets or the business of Corporation, makes such qualification necessary or where Corporation owns or leases any material assets or conducts any material business.

         (b) VALIDITY OF AGREEMENT. Except as disclosed in Schedule 3.2(b), the execution, delivery and performance by Vendors and Corporation of this Agreement and each Ancillary Agreement:

               (i) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of Corporation's constituting documents or by-laws or any contracts or instruments to which Corporation is a party or pursuant to which any of its assets or property may be affected; and

               (ii) will not result in a breach of, or cause the termination or revocation of, any Authorization necessary to the ownership or the operation of the business of Corporation.

         (c) EXECUTION AND BINDING OBLIGATION. This Agreement has and any Ancillary Agreement to which Corporation is a party have been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, the Corporation in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

         (d) REQUIRED AUTHORIZATIONS. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity or Person as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Schedule 3.2(b) or that relate solely to the identity of Purchaser or the nature of the business carried on by Purchaser.

         (e) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of Corporation consists of (i) an unlimited number of common shares, of which 1,000 such common shares have been duly issued and are outstanding as fully paid and non-assessable and which constitute all of the Purchased Shares; and
               (ii) an unlimited number of special shares, of which 171 such special shares have been duly issued and are outstanding as fully paid and non-assessable. Such outstanding common shares and special shares constitute all of the issued and outstanding shares of capital stock of Corporation and all have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws.

               There are no outstanding options, securities, loans or notes convertible or exchangeable for any shares or other securities of Corporation.

         (f) SUBSIDIARIES. Corporation has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person.

         (g) NO OTHER AGREEMENTS TO PURCHASE. Except for Purchaser's right under this Agreement and except as provided in the Shareholders Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from Vendors of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Corporation.

         (h) CORPORATE RECORDS. The Corporate Records are complete and accurate, and contain copies of all of the articles, by-laws and resolutions passed by the shareholders and directors of Corporation since the date of incorporation. Other than the Shareholders' Agreement, Corporation has never been subject to, or affected by, any unanimous shareholders agreement.

         (i)   CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as disclosed in
               Schedule 3.2(i), since April 30, 2000, Corporation has carried on its business in the Ordinary Course and, without limiting the generality of the foregoing, Corporation has not:

               (i) made or assumed any commitment, obligation or liability which is outside the Ordinary Course;

               (ii) ceased to operate its properties and to carry on its business as heretofore carried on;

               (iii) sold or otherwise in any way alienated or disposed of any of its assets other than in the Ordinary Course;

               (iv) split, combined or reclassified any of its shares, or issued redeemed, retired, repurchased or otherwise acquired shares in its capital or any warrants, rights, bonds, debentures, notes other corporate security, or reserved, declared, made or paid any dividend, or made any other distributions or appropriations of profits or capital;

               (v) discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

               (vi) waived or cancelled any material claim, account receivable, trade account, or right outside the Ordinary Course or made any gift;

               (vii) made any change in the rate or form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents which is outside the Ordinary Course;

               (viii) made any change in its accounting principles and practices as utilized in the preparation of the Financial Statements and the Interim Financial Statements, or granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies, other than in the Ordinary Course;

               (ix) made any individual capital expenditure in excess of $10,000.00;

               (x) made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person;

               (xi) modified its constating instruments, by-laws or capital structure;

               (xii)   removed any auditor;

               (xiii) purchased or otherwise acquired any corporate security or proprietary, participatory or profit interest in any Person;

               (xiv) incurred any indebtedness other than to trade creditors in the Ordinary Course; or

               (xv) authorized, agreed or otherwise committed to any of the foregoing.

         (j) NO MATERIAL ADVERSE CHANGE. Except as may be otherwise set forth in the Schedules to this Agreement, since April 30, 2000 there has not occurred any material adverse change in the affairs, operations, business, assets or condition of Corporation, its assets or its business.

         (k) COMPLIANCE WITH LAWS. Corporation is conducting its business in compliance with all applicable Laws other than acts of non-compliance which, in the aggregate, are not material.

         (l) AUTHORIZATIONS. Corporation owns, holds, possesses or lawfully uses in the operation of its business, all Authorizations which are necessary for it to conduct its business, as presently or previously conducted or for the ownership and use of their assets in compliance with all applicable Laws. Each Authorization is valid, subsisting and in good standing, and Corporation is not in default or in breach of any Authorizations and, to the knowledge of Vendors, no proceeding is pending or threatened to revoke or limit any Authorizations. The change of control of Corporation will not result in the loss of termination of any Authorizations.

         (m) TITLE TO THE ASSETS. Corporation owns (with good title) all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to
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                                      -11-

               own including all the properties and assets reflected as being owned by Corporation in the financial Books and Records. Corporation has legal and beneficial ownership of such assets free and clear of all Liens, except for Permitted Liens.

         (n) CONDITION OF TANGIBLE ASSETS. The buildings, plants, structures, vehicles, equipment and other tangible personal property of Corporation are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property is in need of maintenance or repairs except for normal maintenance and repairs that are not material in nature or cost.

         (o) LEASES. Corporation is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases, copies of which have been provided to Purchaser. Each Lease is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment, except as disclosed in Schedule 3.2(o). With respect to each Lease (i) all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessor and (iii) there exists no event of default under the Lease. Corporation has adequate rights of ingress and egress into each of the Leased Properties for the operation of their respective business) in the Ordinary Course. Schedule 3.2(o) contains a list of all of the Leases.

         (p)   MATERIAL CONTRACTS. Except for the Contracts described in
               Schedule 3.2(p) (collectively, the "MATERIAL CONTRACTS"), the Leases, the Employee Plans, the insurance policies set out in
               Schedule 3.2(cc) and the Contracts listed in Schedule 3.2(aa), Corporation is not a party to or bound by:


               (i) any distributor, sales, advertising, agency or manufacturer's representative Contract;

               (ii) any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $25,000.00 over the life of the Contract;

               (iii) any Contract that expires or that may be renewed at the option of any Person other than Corporation, as the case may be, so as to expire more than one year after the date of this Agreement;

               (iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

               (v)     any Contract for capital expenditures;

               (vi) any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of Corporation to engage in any line of business, compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business;

               (vii) any Contract pursuant to which Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

               (viii) any Contract with any Person with whom Corporation, or any of or Vendors does not deal at arm's length within the meaning of the ITA;

               (ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

               (x)     any Contract made out of the Ordinary Course.

         (q) NO BREACH OF MATERIAL CONTRACTS. Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default of any Material Contract to which it is a party. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Purchaser.

         (r)   INTELLECTUAL PROPERTY.

               (i) Attached as Schedule 3.2(r)(i) is a list of Intellectual Property owned by or licensed to Corporation in carrying on its businesses. Schedule 3.2(r)(i) also includes complete and accurate particulars of all registrations or applications for registration of the Intellectual Property, as well as particulars of any interest in the Intellectual Property enjoyed by third parties. Subject only to any third party interests listed in Schedule 3.2(r)(i), Corporation is the beneficial and unconditional owner of its Intellectual Property, free and clear of all Liens, and is not a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, its Intellectual Property, nor has any Person been granted any interest in or right to use all or any portion of the Intellectual Property. For greater certainty, notwithstanding the provisions of any contract, Vendors acknowledge that they have no rights in or to any Intellectual Property developed by the Corporation on its own initiative or on behalf of third parties other than Vendors. Neither of Vendors has knowledge of any infringement or violation of any of its rights or the rights of Corporation in the Intellectual Property. To the knowledge of each of the Vendors, the conduct of the business of Corporation does not infringe upon the patents, trade marks, licences, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other Person.

               (ii) Employee Confidentiality Agreements. Except as set forth on Schedule 3.2(r) (ii), all current and former employees and consultants of Corporation whose duties or responsibilities relate to Corporation's business have entered into confidentiality, invention assignment and proprietary information agreements with Corporation in the form provided to Purchaser.

         (s) YEAR 2000. The Corporation has taken reasonable steps to ensure that, and to the knowledge of the Vendors, except as set forth on
               Schedule 3.2(r) the information technology systems used, in whole or in part, in or required for, the carrying on of the business of the Corporation in the manner heretofore carried on are designed to be used during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date data.

         (t) INVENTORIES. The inventories of Corporation do not include any material items which are slow-moving, below standard quality or of a quality or quantity not usable or saleable in the Ordinary Course. The inventory levels of Corporation have been maintained at levels sufficient for the continuation of the business of Corporation in the Ordinary Course.

         (u) PRODUCT AND SERVICE WARRANTIES. Schedule 3.2(u) sets forth complete and accurate copies of the written warranties and guaranties by Corporation currently in effect with respect to its products and services. Except as set forth on Schedule 3.2(u), there have not been any material deviations from such warranties and guaranties and neither Corporation nor any of its salesmen, employees, distributors or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Corporation has not made any oral warranty or guaranty with respect to its products and services which materially deviates from its standard form set forth in Schedule 3.2(u).

         (v) BOOKS AND RECORDS. All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not available to Corporation in the Ordinary Course.

         (w) FINANCIAL STATEMENTS. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP (except that the Interim Financial Statements do not include footnotes and are subject to normal, recurring year-end adjustments) applied on a basis consistent with those of previous fiscal years and each fairly, accurately and completely discloses in all material respects (i) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of Corporation, (ii) the results of operations of Corporation, and (ii) the changes in the financial position of Corporation, all as at the dates and for the periods therein specified.

               True, correct and complete copies of the Financial Statements and the Interim Financial Statements are attached as Schedule 3.2(w).

         (x)   NO LIABILITIES. Except as disclosed in this Agreement and
               Schedule 3.2(x) or reflected or reserved against in the balance sheet forming part of the Interim Financial Statements, Corporation has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the Ordinary Course since April 30, 2000.

         (y) BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 3.2(y) is a correct and complete list showing (i) the name of each bank in which Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, and (ii) the names of all Persons holding powers of attorney from Corporation. Copies of the powers of attorney have been provided to Purchaser.

         (z)   ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.2(z):

               (i) none of the real properties (including, without limitation, the Leased Properties) currently or, to the knowledge of Vendors, formerly, owned, leased or used by Corporation or over which Corporation has or had charge, management or control (i) has ever been used by Corporation or, to the knowledge of Vendors, any other Person, as a waste disposal site or as a licensed landfill, or (ii) has ever had asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them by Corporation or, to the knowledge of Vendors, by any other Person;

               (ii) to the knowledge of Vendors, no properties adjacent to any of the Leased Properties are contaminated where such contamination could, if it migrated to a Subject Property, have a material adverse effect on the Subject Property;

               (iii) Corporation has not transported, removed or disposed of any waste to a location outside of Ontario;

               (iv) neither Corporation nor, to the knowledge of Vendors, any other Person has located any contaminants in the ground or in groundwater under any of the Leased Properties; and

               (v) Corporation has not been required by any Governmental Entity to (i) alter any of the Leased Properties in a material way in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

               Schedule 3.2(z) lists all reports and documents relating to the environmental matters affecting Corporation or any of the Leased Properties which are in the possession or under the control of Vendors. Copies of all such reports and documents have been provided to Purchaser. To the knowledge of Vendors, there are no other reports or documents relating to environmental matters affecting Corporation or any of the Leased

               Properties which have not been made available to Purchaser whether by reason of confidentiality restrictions or otherwise.

         (aa)  EMPLOYEES. Except as set forth in Schedule 3.2(aa):

               (i) there is no collective agreement in force with respect to the employees of Corporation, no collective agreement is currently being negotiated by Corporation, no union or employee bargaining agent holds bargaining rights with respect to any employees of Corporation , and there are no current or, to the Vendors' knowledge, threatened attempts to organize or establish any trade union or employee association with respect to Corporation There is no unfair labour practice complaint pending or to the Vendors' knowledge, threatened against Corporation and there is no labour strike, slow down, work stoppage or lockout in effect or to the Vendors' knowledge, threatened against Corporation nor has there been any such event within the past three (3) years; and

               (ii) all amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits have been paid or if accrued are reflected in the Books and Records.

               Schedule 3.2(aa) contains a correct and complete list of each employee and consultant of Corporation whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees and length of service. Except as set forth in Schedule 3.2(u), no employee of Corporation has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

         (bb)  EMPLOYEE PLANS.

               (i) Schedule 3.2(bb) lists and describes all Employee Plans. Corporation has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related documentation including, without limitation, funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements and asset statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all regulatory authorities or other relevant persons. No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser pursuant to this provision.

               (ii) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all Tax Laws where same is required for preferential tax treatment. To the knowledge of Vendors, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Plan.

               (iii) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties, or fees are owing or exigible under or in respect of any of the Employee Plans.

               (iv) No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits).

               (v) All contributions or premiums required to be paid by Corporation under the terms of each Employee Plan or by Laws have been made in a timely fashion in accordance with Laws and the terms of the Employee Plans. Corporation has no liability (other than liabilities accruing after the Closing Date) with respect to any of the Employee Plans. Contributions or premiums for the period up to the Closing Date have been paid by Corporation, as the case may be, even though not otherwise required to be paid until a later date.

               (vi) No commitments to improve or otherwise amend any Employee Plan have been made except as required by applicable Laws.

               (vii) Each Employee Plan which is a funded plan is fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

               (viii) None of the Employee Plans enjoy any special tax status under any Laws, nor have any advance Tax ruling been sought or received in respect of any Employee Plan.

               (ix) No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

               (x) None of the Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

               (xi) No Employee Plan exists that could result in (i) the payment to any person of any money, benefits or other property, (ii) accelerated or increased funding requirements for any Employee Plan or (iii) the acceleration or provision of any other increased rights or benefits to any person as a result of the transactions contemplated by this Agreement.

         (cc) INSURANCE. The assets of Corporation are insured against loss or damage by all insurable hazards or risks on a replacement cost basis. Schedule 3.2(cc) contains a list of insurance policies which are maintained by Corporation setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. Corporation is not in default with respect to any of the provisions contained in the insurance policies, the payment of any premiums under any insurance policy nor has failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Copies of all insurance policies of Corporation and the most recent inspection reports received from insurance underwriters have been delivered to Purchaser.

         (dd)  LITIGATION. Except as described in Schedule 3.2(dd), there are no
               (i) actions, suits or proceedings, at law or in equity, by any Person (including, without limitation, Corporation), (ii) arbitration or alternative dispute resolution process, or (iii) any administrative or other proceeding by or before (or to the knowledge of Vendors any investigation by) any Governmental Entity, pending, or, to the knowledge of Vendors, threatened against or affecting Corporation, the business or assets of Corporation. Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Corporation settled any claim prior to being prosecuted in respect of it. Neither of Corporation is the plaintiff or complainant in any action, suit or proceeding.

         (ee) CUSTOMERS AND SUPPLIERS. Schedule 3.2(ee) is a true and correct list setting forth all of the suppliers of Corporation by dollar amount from June 30, 1998 to the date of this Agreement and all customers that have purchased more than $100,000 in products or services from Corporation in the last two years..

         (ff)  TAX MATTERS:

               (i) DEFINITION OF TAXES - For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (A) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions and workman's compensation and deductions at source, including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, good and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (B) any liability for the payment of any amounts of the type described in clause (A) of this Section 3.2(ff)(i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (ii) COMPUTATION, PREPARATION AND PAYMENT - Corporation has correctly computed all Taxes, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings ("TAX RETURNS"), required to be filed by it, has timely paid all Taxes due and payable through April 30, 2000 and has made adequate provision in the Financial Statements and the Interim Financial Statements for the payment of all Taxes which are or may become due and payable for any taxation year ending on or prior to the Closing Date. Corporation has made adequate and timely instalments of Taxes required to be made.

               (iii) ACCRUED TAXES - With respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, Corporation has only incurred liabilities for Taxes in the Ordinary Course and in a manner and at a level consistent with prior periods. Tax returns, reports, elections, designations and any other filings required to be filed for any period ending up to the Closing Date will correctly be prepared and duly and timely filed by Vendors.

               (iv) STATUS OF ASSESSMENTS - All Tax returns of Corporation for all periods ending prior to or on April 30, 1999 have been assessed, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by Corporation or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies proposed as a result of such assessments or reassessments of such Tax returns have been paid and settled.

               (v) WITHHOLDINGS -Corporation has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required by Law to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by Corporation will be retained in their respective accounts and will be remitted by them to the appropriate authorities when due.

               (vi)    COLLECTION AND REMITTANCE -Except as set forth in
                       Schedule 3.2(u), Corporation has collected from each receipt from any of the past and present customers (or other Persons paying amounts to Corporation) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by Corporation will be retained in their respective accounts and remitted by them to the appropriate authorities when due.

               (vii) ASSESSMENTS - Corporation is not subject to any assessments, reassessment, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing Date.

               (viii) JURISDICTIONS OF TAXATION - Corporation has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or outside the province of Ontario.

               (ix) RELATED PARTY TRANSACTIONS - Corporation has not, or has not been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or corporation with whom it does not deal at arm's length within the meaning of the ITA.

               (x) FORGIVENESS OF DEBT - Corporation has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of their share capital) which could have resulted in the application of Section 80 and following of the ITA.

               (xi) RESEARCH AND DEVELOPMENT TAX CREDITS AND EXPENDITURES - All refund of taxes or credits claimed with respect to research and development ("R&D Credit or Refunds") were claimed by Corporation in accordance with the provisions of the ITA and the relevant provincial legislation and Corporation satisfied at all relevant times the relevant criteria and conditions entitling it to such R&D Credit or Refunds.

               (xii) DEDUCTIBILITY - As of the Closing, there will not be any Contract, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Corporation that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Corporation as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other nondeductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

               (xiii) TAX BASIS - Corporation's tax basis in its assets (and the undepreciated capital cost of such assets) for purposes of determining its future amortization, depreciation and other Federal or Provincial income Tax deductions is accurately reflected on Corporation's Tax Returns and records.

         (gg) PAID-UP CAPITAL - The paid-up capital for Tax purposes of each of the Purchased Shares is no less than its stated capital for corporate purposes.

3.3      SEPARATE REPRESENTATIONS AND WARRANTIES OF NUGENT.

         Brian G. Nugent severally represents and warrants to Purchaser and Parent, and acknowledges and confirms that Purchaser and Parent are relying upon such representation and warranty in connection with the purchase by Purchaser of the Purchased Shares owned by Trustee, that Trustee is the registered holder of 50 common shares of Corporation, which shares are held by Trustee in a fiduciary capacity under the Brian G. Nugent Registered Retirement Savings Plan Trust, free and clear of all Liens. Upon closing, Purchaser will have good and valid title to such shares, free and clear of all Liens.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

4.1      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

         Purchaser and Parent jointly and severally represent and warrant as follows to Vendors and Trustee and acknowledge and confirm that Vendors and Trustee are relying on such representations and warranties in connection with the sale by Vendors and Trustee of the Purchased Shares:

         (a) INCORPORATION AND CORPORATE POWER. Each of Purchaser and Parent is a corporation incorporated, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

         (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by each of Purchaser and Parent of this Agreement:

               (i) have been duly authorized by all necessary corporate action on the part of Purchaser and Parent;

               (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

               (iii)   will not result in the violation of any Law.

         (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against it in accordance with its respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

                                   ARTICLE 5
                      PRE-CLOSING COVENANTS OF THE PARTIES

5.1      CONDUCT OF BUSINESS PRIOR TO CLOSING.

(1) Each of Vendors shall cause Corporation to, during the Interim Period, conduct its business in the Ordinary Course and, without limiting the generality of the foregoing, Corporation not to:

         (a) make or assume any commitment, obligation or liability which is outside the Ordinary Course;

         (b) cease to operate its properties and to carry on its business as heretofore carried on;

         (c) sell or otherwise in any way alienate or dispose of any of its assets, other than in the Ordinary Course;

         (d) split, combine or reclassify any of its shares, or issue, redeem, retire, repurchase or otherwise acquire shares in its capital or any warrants, rights, bonds, debentures, notes or other corporate security, or reserve, declare, make or pay any dividend, or make any other distributions or appropriations of profits or capital;

         (e) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

         (f) waive or cancel any material claim, account receivable, trade account or right outside the Ordinary Course or make any gift;

         (g) make any change in the rate or form of compensation or remuneration payable to or to become payable to any of its shareholders, directors, officers, employees or agents which is outside the Ordinary Course;

         (h) make any change in its accounting principles and practices as utilized in the preparation of the Financial Statements and the Interim Financial Statements, or grant to any customer any special allowance or discount, or change its pricing, credit or payment policies, other than in the Ordinary Course;

         (i)   make any capital expenditure in excess of $10,000;

         (j) make any loan or advance, or assume, guarantee, endorse or otherwise become liable with respect to the liabilities or obligations of any Person;

         (k)   modify its constating instruments, by-laws or capital structure;

         (l)   remove any auditor;

         (m) purchase or otherwise acquire any corporate security or proprietary, participatory or profit interest in any Person;

         (n) incur any indebtedness other than to trade creditors in the Ordinary Course; and

         (o)   authorize, agree or otherwise commit to any of the foregoing.

5.2      ACCESS FOR DUE DILIGENCE.

(1) Vendors and Corporation shall (i) permit Purchaser and its employees, counsel, accountants or other representatives, during the Interim Period, without undue interference to the ordinary conduct of the business of Corporation, to have reasonable access during normal business hours and upon reasonable notice to (w) the premises of Corporation, (x) the assets and, in particular to any information, including all Books and Records whether retained by Vendors, Corporation or otherwise, (y) all Contracts and Leases, and (z) the senior personnel of Corporation, and (ii) furnish to Purchaser or its employees, counsel, accountants or other representatives such financial and operating data and other information with respect to the assets and business of Corporation as Purchaser shall from time to time reasonably request.

(2)      No investigations made by or on behalf of Purchaser, whether under this
         Section 5.2 or any other provision of this Agreement, shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

5.3      REQUEST FOR REQUIRED CONSENTS.

         Vendors and Corporation shall use their best efforts to obtain, prior to Closing, all of the Required Consents. Such Required Consents shall be upon such terms as are acceptable to Purchaser, acting reasonably. Purchaser will co-operate in obtaining such Required Consents.

5.4      FILINGS AND REQUIRED CONSENTS.

         Each of Vendors, Corporation, and Purchaser, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement, and (ii) obtain, or cause to be obtained, all Required Consents necessary or advisable to be obtained by it in order to consummate such transfer. Vendors, Corporation and Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing including, without limitation, providing each other with all notices and information supplied to or filed with any Governmental Entity (except for notices and information which Vendors, Corporation or Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

5.5      NOTICE OF UNTRUE REPRESENTATION OR WARRANTY.

         Each Vendor shall promptly notify Purchaser, and Purchaser shall promptly notify Vendors, upon any representation or warranty made by either of them contained in this Agreement becoming untrue or incorrect during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by Vendor or Purchaser, as the case may be, to rectify that state of affairs.

5.6      EXCLUSIVE DEALING.

         During the Interim Period, Vendors and Corporation shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of any shares of Vendors or Corporation or the sale of the business or assets of Corporation (other than as permitted in this Agreement).

                                   ARTICLE 6
                              CONDITIONS OF CLOSING

6.1      CONDITIONS FOR THE BENEFIT OF PURCHASER.

         The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing Date, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

         (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Vendors contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and Vendors shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by Purchaser of any of the representations and warranties of Vendors which are contained in this Agreement. Upon the delivery of such certificate, the representations and warranties of Vendors in
               Article 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

         (b) PERFORMANCE OF COVENANTS. Vendors and Corporation shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and Vendors shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by Purchaser of any of the covenants of Vendors which are contained in this Agreement.

         (c) REQUIRED CONSENTS. All Required Consents shall have been obtained on terms acceptable to Purchaser, acting reasonably. To the extent that a notification is required under the COMPETITION ACT (Canada), all applicable waiting periods shall have expired.

         (d) DUE DILIGENCE. Purchaser shall have completed its investigation into the Corporation, the Vendors' title to the Purchased Shares, the Corporation's business (including without limitation the Books and Records, the Corporate Records and the Corporation's assets, operations, liabilities and financial condition) and all other matters it deems relevant and such investigation shall not have disclosed any matter which the Purchaser, acting reasonably, considers to be materially adverse to its decision to acquire the Purchased Shares;

         (e) DELIVERIES. Vendors shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

               (i) share certificates representing the Purchased Shares owned by them, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record;

               (ii) certified copies of (i) the charter documents and by-laws of Corporation, (ii) all resolutions of the shareholders and the board of directors of Corporation approving the entering into and completion of the transaction contemplated by this Agreement; and

               (iii) a certificate of status, compliance, good standing or like certificate with respect to, Corporation issued by appropriate government officials of its jurisdiction of incorporation and, of each jurisdiction in which Corporation carries on its business as listed in Schedule 3.2(a);

               (iv)    the certificates referred to in Section 6.1(a) and
                       Section 6.1(b);

               (v) an opinion of counsel to Vendors and Corporation in form and substance acceptable to Purchaser.

               (vi) An estoppel certificate or landlord's acknowledgement from each lessor under each of the Leases, confirming the matters set forth in Section 3.2(o), copies of any non-disturbance agreements with secured creditors; and

               (vii) a duly executed resignation effective as at the Closing of each director and officer of Corporation specified by Purchaser in writing prior to the Closing.

         (f) NO LEGAL ACTION. No action or proceeding shall be pending or threatened by any Person (other than Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Corporation to conduct its business after Closing on substantially the same basis as heretofore operated.

         (g) NO MATERIAL CHANGE. During the Interim Period, there shall have been no material adverse change in the business, operations, properties, prospects or condition of Corporation.

         (h) CONTINUANCE OF EMPLOYMENT. James B. Mitchell and substantially all other employees of Corporation on the date hereof shall have remained employed in good standing with Corporation on the Closing Date.

         (i) SPECIAL PREFERRED SHARES. Purchaser shall have purchased all of the outstanding special preferred shares of Corporation originally issued to Innovation Ontario Corporation on terms and conditions acceptable to Purchaser;

         (j) NONCOMPETITION AGREEMENTS. Each of the Vendors shall have entered into, executed and delivered a noncompetition agreement in form and substance acceptable to Purchaser.

6.2      TERMINATION BY PURCHASER.

         If any of the conditions set forth in Section 6.1 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of Vendors or Corporation to be performed at or prior to Closing has not been observed or performed by such time, Purchaser may terminate this Agreement by notice in writing to Vendors and the Corporation, and in such event Purchaser and Parent shall be released from all obligations save and except for obligations under Sections 10.3 (Brokers), 10.4 (Announcements) and 10.6 (Expenses) which shall survive. Vendors and Corporation shall only be released from their obligations if the condition or conditions for the non-performance of which Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by Vendors or the Corporation. If Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. Purchaser's right of termination under this Article 6 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except as otherwise provided herein, nothing in Article 6 shall limit or affect any other rights or causes of action Purchaser or Parent may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

6.3      CONDITIONS FOR THE BENEFIT OF VENDORS AND TRUSTEE.

         The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Vendors and Trustee and may be waived, in whole or in part, by Vendors and Trustee in their sole discretion:

         (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Parent contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and Purchaser and Parent shall have executed and delivered a certificate to that effect. The receipt of such certificate and the Closing shall not constitute a waiver of the representations and warranties of Purchaser and Parent which are contained in this Agreement. Upon delivery of such certificate, the representations and warranties of Purchaser and Parent in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

         (b) PERFORMANCE OF COVENANTS. Purchaser and Parent shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing Date and Purchaser and Parent shall have executed and delivered a certificate to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by Vendors of the covenants of Purchaser and Parent which are contained in this Agreement.

         (c) DELIVERIES. Purchaser shall deliver or cause to be delivered to Vendors the following in form and substance satisfactory to Vendors acting reasonably:

               (i) a certificate of status, compliance, good standing or like certificate with respect to each of Purchaser and Parent issued by appropriate government official of the jurisdiction of its incorporation; and

               (ii)    the certificates referred to in Section 6.3(a) and
                       Section 6.3(b).

         (d) MITCHELL EMPLOYMENT AGREEMENT. Purchaser and James B. Mitchell shall have entered into an employment agreement, effective the Closing Date, in form and substance acceptable to Purchaser.

         (e) NO LEGAL ACTION. No action or proceeding shall be pending or threatened by any Person (other than Vendors or Corporation) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Corporation to conduct its business after Closing on substantially the same basis as heretofore operated.

6.4      TERMINATION BY VENDORS.

         If any of the conditions set forth in Section 6.3 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of Purchaser or Parent to be performed at or prior to the Closing Date has not been observed or performed by such time, the Vendors may terminate this Agreement by notice in writing to Purchaser, and in such event Vendors shall be released from all obligations hereunder save and except for their obligations under Sections 10.3 (Brokers), 10.4 (Announcements) and 10.6 (Expenses) which shall survive. Purchaser and Parent shall only be released from their obligations if the condition or conditions for the non-performance of which Vendors have terminated this Agreement are not reasonably capable of being performed or caused to be performed by Purchaser or Parent. If the Vendors waive compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. The Vendors' right of termination under this Article 6 is in addition to any other rights they may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except as otherwise provided herein, nothing in Article 6 shall limit or affect any other rights or causes of action the Vendors may have with respect to the representations, warranties, covenants and indemnities in their favor contained in this Agreement.

                                    ARTICLE 7
                                     CLOSING

7.1      CLOSING; EFFECTIVE DATE.

         The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at 10:00 a.m. (Eastern Daylight Time) on the Closing Date or at such place, on such other date and at such other time as may be agreed upon in writing between Vendors, Purchaser and Parent. However, for accounting purposes the Closing shall be deemed effective as of 12:01 a.m. Eastern Time, on July 1, 2000.

                                   ARTICLE 8
                                 INDEMNIFICATION

8.1      VENDORS' INDEMNIFICATION IN FAVOUR OF PURCHASER.

         Subject to Sections 8.3 and 8.4, Vendors shall indemnify and save each of Purchaser, Corporation and Parent harmless of and from any loss, liability, claim, damage (including incidental and consequential damage) or expense (whether or not involving a third-party claim) including legal expenses (collectively, "DAMAGES") suffered by, imposed upon or asserted against Purchaser or Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

         (a) any failure of Vendors to perform or fulfil any covenant of Vendors under this Agreement; or

         (b) any breach or inaccuracy of any representation or warranty given by Vendors contained in this Agreement.

8.2      PURCHASER AND PARENT INDEMNIFICATION IN FAVOUR OF VENDORS AND TRUSTEE.

         Subject to Section 8.3, Purchaser and Parent shall indemnify and save Vendors and Trustee harmless of and from any Damages suffered by, imposed upon or asserted against Vendors or Trustee as a result of, in respect of, connected with, or arising out of, under or pursuant to:

         (a) any failure of Purchaser or Parent to perform or fulfil any covenant of Purchaser or Parent under this Agreement; or

         (b) any breach or inaccuracy of any representation or warranty given by Purchaser or Parent contained in this Agreement.

8.3      TIME LIMITATIONS.

(1) The representations and warranties of Vendors and Trustee contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Purchaser or Parent, shall continue for a period of two (2) years after the Closing, except that:

         (a) the representations and warranties set out in Sections 3.1(b) (Execution and Binding Obligation), 3.1(c) (Title to Purchased Shares), 3.1(d) (Residence of Vendors), 3.2(a) (Incorporation and Qualification), 3.2(e) (Authorized and Issued Capital), 3.2(g) (No Other Agreement to Purchase), 3.2(z) (Environmental Matters) 3.2(bb) (Employee Plans) and Section 3.3 (Separate Representations and Warranties of Nugent) shall survive the Closing and continue in full force and effect without limitation of time;

         (b) the representations and warranties set out in Sections 3.2(ff) (Tax Matters) and 3.2(gg) (Paid-up Capital) (and the corresponding representations and warranties set out with Vendor's Closing Certificate) shall survive for a period of 30 days after the expiration of the statute of limitations applicable to claims relating to such matters; and

         (c) a claim for any breach of any of the representations and warranties of Vendors contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(2) The representations and warranties of Purchaser and Parent contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Vendors, shall continue for a period of two (2) years after the Closing except that:

         (a) the representation and warranty set out in Section 3.1(c) (Execution and Binding Obligation) shall survive the Closing and continue in full force and effect without limitation of time; and

         (b) a claim for any breach of any representations and warranties of Purchaser and Parent contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(3) The obligations of indemnification set out in Sections 8.1 and 8.2 shall survive the Closing, except for the obligation of indemnification arising from any incorrectness in, or breach of, any representation or warranty made by Vendors, Purchaser or Parent, as the case may be, which in each case shall be subject to the limitations regarding survival of representations and warranties set forth in Sections 8.3(1), or 8.3(2) as the case may be.

8.4      LIMITATION ON DAMAGES.

(1) The covenants of each of the Vendors in Section 2.1, the representations and warranties of each Vendor in Section 3.1 and the representations and warranties of Brian G. Nugent in Section 3.3 are individual representations, warranties and covenants of each such Vendor (collectively, the "INDIVIDUAL REPRESENTATIONS AND COVENANTS"). This means that the particular Vendor or Trustee making the Individual Representations and Covenants will be solely liable for such Individual Representations and Covenants as they pertain to himself or itself, but not to the other Vendors. The representations and warranties contained in Section 3.2 (collectively, the "COLLECTIVE REPRESENTATIONS") and covenants (collectively, the "COLLECTIVE COVENANTS") in this Agreement are made jointly and severally by James B. Mitchell. This means that he will be jointly and severally liable to Purchaser and Parent for any Collective Representation and any Collective Covenant to the extent provided in this Article 8. The Collective Representations and Collective Covenants in this Agreement are made severally by each of Farrell M. Boyce and

         Brian G. Nugent. This means that each of Farrell M. Boyce and Brian G. Nugent will be only severally liable to Purchaser and Parent for any Collective Representation and any Collective Covenant to the extent provided in this Article 8. By way of example, the liability of Mr. Boyce will be limited to 14.0% of the Damages incurred for any Collective Representation or Collective Covenant, and the liability of Mr. Nugent will be limited to 26% of Damages incurred for any Collective Representation or any Collective Covenant.

(2) Other than Damages suffered by Purchaser or Parent as a result of a breach or inaccuracy of the representations and warranties contained in Sections 3.1, 3.2(e), 3.2(g), 3.2(z), 3.2(bb) and 3.2(ff), all of which shall not be subject to the limitations in this Section 8.4(2), Vendors shall have no liability for indemnification pursuant to Section 8.1 as a result of a breach by Vendors of the Collective Representations, until the aggregate of the total of all Damages suffered by Purchaser or Parent as a result of a breach by Vendors of its Collective Representations exceeds $50,000, after which Vendors' liability for indemnification shall commence from the first dollar of such Damages. The liability of each Vendor and Trustee under this Article 8 shall not exceed the amount of the Purchase Price received by such Vendor or Trustee.

8.5      OBLIGATION TO REIMBURSE

         The amount of any Damages suffered or incurred by a party being indemnified hereunder (the "INDEMNIFIED PARTY") shall accrue interest at a rate per annum of 8% from the date it is determined that the Indemnified Party incurs any such Damages until payment in full by the Party providing for indemnification hereunder (the "INDEMNIFYING PARTY").

8.6      NOTIFICATION.

         Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give riser to indemnification under this Article
8. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 8.

8.7      DEFENSE OF THIRD PARTY CLAIM.

(1) If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "THIRD PARTY CLAIM"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section
         8.6 and upon giving notice to the Indemnified Party within 10 calendar days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

         (a) the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

         (b) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

         (c) the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim; and

         (d) legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

         Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or, the judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

(2) The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party, unless:

         (a) the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party or the Corporation to admit any wrongdoing or take or refrain from taking any action; and

         (b) the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which his in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

(3)      If the Indemnifying Party fails:

         (a) within 10 calendar days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 8.7(1), or

         (b)   to comply at any time with Section 8.7,

         then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause Corporation to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

(4) Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.7(4), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(5) With respect to any Third Party Claim at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(6) With respect to any Third Party Claim in respect of Tax or other liability enforceable by Lien against the property of the Indemnified Party, the Indemnifying Party's right to so defend the Proceeding shall only apply after payment of the re-assessment.

ARTICLE 9
                             POST-CLOSING COVENANTS

9.1      POST-CLOSING COVENANTS OF PURCHASER AND PARENT.

         Parent shall, or shall cause Purchaser or Hamilton to, do the following:

         (a) SHAREHOLDER LOAN - within 30 days following the Closing Date, repay in full to James B. Mitchell the outstanding $336,000.00 shareholder loan from Mr. Mitchell to Corporation.

         (b) B.E. HICKSON LOAN - within 30 days following the Closing Date, repay to B.E. Hickson in full the $150,000.00 indebtedness of Corporation to Mr. Hickson.

         (c) MITCHELL GUARANTEE - within 90 days following the Closing Date, arrange for the full and complete release of Mr. James B. Mitchell from his guarantee of Corporation's indebtedness to Royal Bank.

9.2      POST-CLOSING DELIVERY OF PURCHASED SHARES BY TRUSTEE.

         Within 10 days following the receipt by Trustee of the full purchase price for the 50 Purchased Shares owned by Trustee, Brian G. Nugent shall cause Trustee to, and Trustee shall, deliver or cause to be delivered to Purchaser all share certificates representing such Purchased Shares, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, by Trustee. Notwithstanding any provisions of this Agreement to the contrary, upon full payment of the Purchase Price to Trustee for such Purchased Shares, Brian G. Nugent shall have no equitable, beneficial or other legal interest of any form whatsoever in such Purchased Shares.

9.3      CONFIDENTIALITY.

         After the Closing, Vendors will keep confidential and will not use or disclose any information in their possession or under their control relating to Corporation or its business, unless such information is or becomes generally available to the public other than as a result of a disclosure by Vendors in violation of this Agreement.

9.4      FURTHER ASSURANCES.

         From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1     NOTICES.

         Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

         (a)   To Purchaser at:

                  DISPLAY TECHNOLOGIES, INC..
                  5029 Edgewater Drive
                  Orlando, Florida  32810 USA
                  Attention:  J. William Brandner

                  Telephone:              407-521-7477

                  Facsimile:              407-521-8767


               With a copy to:

                  Stikeman, Elliott
                  1155 Rene-Levesque Blvd West
                  Suite 4000
                  Montreal, Quebec H3B 3V2
                  CANADA
                  Attention:  John W. Leopold and Michel Gelinas

                  Telephone:              (514) 397-3000

                  Facsimile:              (514) 397-3222

         (b)   To Corporation at:

                  HAMILTON DIGITAL DESIGNS LTD.
                  3342 Mainway Drive
                  Burlington, Ontario L7M 1A7
                  CANADA
                  Attention:  J.B. Mitchell, PhD., P. Eng., President

                  Telephone:              905-332-1884

                  Facsimile:              905-332-1518

               With a copy to:

                  Martin, Martin, Evans, Husband
                  Suite 700, 4 Houston Street South
                  Hamilton, Ontario L8N 3Z1
                  CANADA
                  Attention:   John A. Evans

                  Telephone:              905-525-4545

                  Facsimile:              905-523-4144

         (c)   To the Vendors at:

                  Farrell M Boyce
                  10675 Madrona Drive
                  North Saanich, British Columbia V8L 5L8
                  CANADA

                  Telephone:              250-656-7953


                  James B. Mitchell
                  c/o Tanya A. Leedale
                  O'Connor Macleod Hanna LLP
                  700 Kerr Street
                  Oakville, Ontario  L6K 3W5
                  CANADA

                  Telephone:                905-842-8030

                  Facsimile:                905-842-2460


                  Brian G. Nugent
                  c/o Lee Stratton
                  Keyser Mason Ball
                  Suite 701, 201 City Centre Drive
                  Mississauga, Ontario L5B 2T4
                  CANADA

                  Telephone:                905-276-9111

                  Facsimile:                905-276-2298

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. Eastern Time and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

10.2     TIME OF THE ESSENCE.

         Time shall be of the essence of this Agreement.

10.3     BROKERS.

         Vendors shall indemnify and save harmless Purchaser and Corporation from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Vendors or Corporation. Purchaser shall indemnify and save harmless Vendors from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Purchaser. These indemnities shall not be subject to any of the limitations set out in Article 8 of this Agreement.

10.4     ANNOUNCEMENTS.

         The Vendors and Corporation shall not make any announcement regarding the transaction contemplated herein without the prior written consent of Purchaser, and shall disclose the transaction only to such of their employees and professional advisers who have a need to know. Purchaser shall consult with the Corporation prior to any press release or public statement or announcement (a "PUBLIC STATEMENT") with respect to the transaction contemplated in this Agreement unless such Public Statement is required by Law or by any stock exchange or organized securities market, in which case the Party required to make the Public Statement shall be free to make such Public Statement.

10.5     THIRD PARTY BENEFICIARIES.

         Vendors and Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

10.6     EXPENSES.

         Purchaser and Parent shall pay for their own fees and expenses and Vendors shall pay for their own fees and expenses, incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including, without limitation, legal and accounting fees and expenses. All such fees and expenses incurred by or on behalf of Corporation shall be paid by Corporation. All such fees and expenses incurred by or on behalf of Trustee shall be paid by Brian G. Nugent.

10.7     SHAREHOLDERS AGREEMENTS.

         The Vendors hereby consent to the transactions contemplated herein and waive any right of first refusal or other rights they may have with respect to the sale of the Purchased Shares, whether such rights arise from the Shareholders Agreements or from any other agreement.

10.8     AMENDMENTS.

         This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Vendors, Corporation, Trustee, Purchaser and Parent.

10.9     WAIVER.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

(2) No failure on the part of Vendors, Trustee, Purchaser or Parent to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

10.10    NON-MERGER.

         Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

10.11    ENTIRE AGREEMENT.

         This Agreement together with the agreements referred to herein constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and therein and neither Vendors nor Purchaser has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

10.12    SUCCESSORS AND ASSIGNS.

         This Agreement shall become effective when executed by Vendors and Purchaser and after that time shall be binding upon and enure to the benefit of Vendors, Purchaser and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by Vendors without the prior written consent of the Purchaser. Purchaser may assign and transfer this Agreement and any of its rights and obligations under this Agreement to an Affiliate without the prior written consent of the Vendors, provided that Purchaser shall not by reason of any such assignment and transfer be released from its obligations hereunder.

10.13    INCONSISTENCY.

         This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency.

10.14    SEVERABILITY.

         If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

10.15    GOVERNING LAW.

         This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

10.16    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement.


                          HAMILTON DIGITAL DESIGNS LTD.

                          By:
                                    --------------------------------------------
                          Name:
                                    --------------------------------------------
                          Title:
                                    --------------------------------------------


                          By:
                                    --------------------------------------------
                                    FARRELL M. BOYCE


                          By:
                                    --------------------------------------------
                                    JAMES B. MITCHELL


                          By:
                                    --------------------------------------------
                                    BRIAN G. NUGENT


                          DTEK SIGNS ULC

                          By:
                                    --------------------------------------------
                          Name:     Marshall S. Harris
                                    --------------------------------------------
                          Title:    Vice President, Secretary & General Counsel
                                    --------------------------------------------


                          DISPLAY TECHNOLOGIES, INC.

                                    --------------------------------------------
                          By:
                                    --------------------------------------------
                          Name:     Marshall S. Harris
                                    --------------------------------------------
                          Title:    Vice President, Secretary & General Counsel
                                    --------------------------------------------

                                SCHEDULE 1.1(CC)
                                 PERMITTED LIENS

                                 SCHEDULE 3.1(C)
                            TITLE TO PURCHASED SHARES

                                 SCHEDULE 3.2(A)
          JURISDICTIONS IN WHICH CORPORATION CARRIES ON BUSINESS, ETC.

                                 SCHEDULE 3.2(B)
                       REQUIRED CONSENTS OR AUTHORIZATIONS

                                 SCHEDULE 3.2(I)
                           ORDINARY COURSE EXCEPTIONS

                                 SCHEDULE 3.2(O)
                          LEASES AND LEASED PROPERTIES

                                 SCHEDULE 3.2(P)
                               MATERIAL CONTRACTS

                                 SCHEDULE 3.2(Q)
                     REQUIRED CONSENTS TO CHANGE OF CONTROL

                               SCHEDULE 3.2(R)(I)
                          INTELLECTUAL PROPERTY MATTERS

                               SCHEDULE 3.2(R)(II)
                       EMPLOYEE CONFIDENTIALITY AGREEMENTS

                                 SCHEDULE 3.2(R)
                              YEAR 2000 COMPLIANCE

                                 SCHEDULE 3.2(W)
                         PRODUCT AND SERVICE WARRANTIES

                                 SCHEDULE 3.2(W)
                        AUDITED FINANCIAL STATEMENTS AND
                          INTERIM FINANCIAL STATEMENTS

                                 SCHEDULE 3.2(X)
                                   LIABILITIES

                                 SCHEDULE 3.2(Y)
                      BANK ACCOUNTS AND POWERS OF ATTORNEY

                                 SCHEDULE 3.2(Z)
                              ENVIRONMENTAL MATTERS

                                SCHEDULE 3.2(AA)
                                EMPLOYEE MATTERS

                               SCHEDULE 3.2(BB)(I)
                                 EMPLOYEE PLANS

                                SCHEDULE 3.2(CC)
                                    INSURANCE

                                SCHEDULE 3.2(DD)
                                   LITIGATION

                                SCHEDULE 3.2(EE)
                             CUSTOMERS AND SUPPLIERS

                                SCHEDULE 3.2(FF)
                                   TAX MATTERS

                                TABLE OF CONTENTS

                            SHARE PURCHASE AGREEMENT


                                    ARTICLE 1
                                 INTERPRETATION


1.1    Defined Terms...........................................................1

1.2    Other Defined Terms.....................................................4

1.3    Gender and Number.......................................................5

1.4    Headings, etc...........................................................5

1.5    Currency................................................................5

1.6    Knowledge...............................................................5

1.7    Accounting Terms........................................................5

1.8    Incorporation of Schedules..............................................5

                                  ARTICLE 2
                     PURCHASED SHARES AND PURCHASE PRICE


2.1    Purchase and Sale.......................................................6

2.2    Purchase Price..........................................................6

2.3    Payment of the Purchase Price...........................................6

                                  ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF VENDORS


3.1    Individual Representations and Warranties of Vendors....................7

3.2    Corporate Representations and Warranties of Vendors.....................7

3.3    Separate Representations and Warranties of Nugent......................19

                                  ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT


4.1    Representations and Warranties of Purchaser and Parent.................20

                                  ARTICLE 5
                    PRE-CLOSING COVENANTS OF THE PARTIES


5.1    Conduct of Business Prior to Closing...................................21

5.2    Access for Due Diligence...............................................22

5.3    Request for Required Consents..........................................22

5.4    Filings and Required Consents..........................................22

5.5    Notice of Untrue Representation or Warranty............................22

5.6    Exclusive Dealing......................................................23

                                  ARTICLE 6
                            CONDITIONS OF CLOSING


6.1    Conditions for the Benefit of Purchaser................................23

6.2    Termination by Purchaser...............................................25

6.3    Conditions for the Benefit of Vendors and Trustee......................25

6.4    Termination by Vendors.................................................26

                                  ARTICLE 7
                                   CLOSING


7.1    Closing; Effective Date................................................27

                                  ARTICLE 8
                               INDEMNIFICATION


8.1    Vendors' Indemnification in Favour of Purchaser........................27

8.2    Purchaser and Parent Indemnification in Favour of Vendors and Trustee..27

8.3    Time Limitations.......................................................27

8.4    Limitation on Damages..................................................28

8.5    Obligation to Reimburse................................................29

8.6    Notification...........................................................29

8.7    Defense of Third Party Claim...........................................29

                      ARTICLE 9 POST-CLOSING COVENANTS


9.1    Post-Closing Covenants of Purchaser and Parent.........................31

9.2    Post-Closing Delivery of Purchased Shares by Trustee...................31

9.3    Confidentiality........................................................31

9.4    Further Assurances.....................................................32

                                 ARTICLE 10
                                MISCELLANEOUS


10.1   Notices................................................................32

10.2   Time of the Essence....................................................34

10.3   Brokers................................................................34

10.4   Announcements..........................................................34

10.5   Third Party Beneficiaries..............................................34

10.6   Expenses...............................................................34

10.7   Shareholders Agreements................................................34

10.8   Amendments.............................................................35

10.9   Waiver.................................................................35

10.10  Non-Merger.............................................................35

10.11  Entire Agreement.......................................................35

10.12  Successors and Assigns.................................................35

10.13  Inconsistency..........................................................36

10.14  Severability...........................................................36

10.15  Governing Law..........................................................36

10.16  Counterparts...........................................................36

                                    SCHEDULES

SCHEDULE 1.1(cc)    PERMITTED LIENS
SCHEDULE 3.1(c)     TITLE TO PURCHASED SHARES
SCHEDULE 3.2(a)     JURISDICTIONS IN WHICH CORPORATION CARRIES ON BUSINESS, ETC.
SCHEDULE 3.2(b)     REQUIRED CONSENTS OR AUTHORIZATIONS
SCHEDULE 3.2(i)     ORDINARY COURSE EXCEPTIONS
SCHEDULE 3.2(o)     LEASES AND LEASED PROPERTIES
SCHEDULE 3.2(p)     MATERIAL CONTRACTS
SCHEDULE 3.2(q)     REQUIRED CONSENTS TO CHANGE OF CONTROL
SCHEDULE 3.2(r)(i)  INTELLECTUAL PROPERTY MATTERS
SCHEDULE 3.2(r)(ii) EMPLOYEE CONFIDENTIALITY AGREEMENTS
SCHEDULE 3.2(s)     YEAR 2000 COMPLIANCE
SCHEDULE 3.2(u)     PRODUCT AND SERVICE WARRANTIES
SCHEDULE 3.2(w)     AUDITED FINANCIAL STATEMENTS AND INTERIM FINANCIAL
                    STATEMENTS
SCHEDULE 3.2(x)     LIABILITIES
SCHEDULE 3.2(y)     BANK ACCOUNTS AND POWERS OF ATTORNEY
SCHEDULE 3.2(z)     ENVIRONMENTAL MATTERS
SCHEDULE 3.2(aa)    EMPLOYEE MATTERS
SCHEDULE 3.2(bb)    EMPLOYEE PLANS
SCHEDULE 3.2(cc)    INSURANCE
SCHEDULE 3.2(dd)    LITIGATION
SCHEDULE 3.2(ee)    CUSTOMERS AND SUPPLIERS
SCHEDULE 3.2(ff)(iv)TAX MATTERS